Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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December 15, 2014

This document is an Information Statement for the shareholders of the Absolute Credit Opportunities Fund (formerly known as the Absolute Opportunities Fund) (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Mohican Financial Management, LLC (“Mohican”) as a subadviser to the Fund, pursuant to a subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and Mohican (the “Subadvisory Agreement”) effective October 1, 2014.  Under the Subadvisory Agreement, Mohican provides subadvisory services to a portion of the Fund's portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of September 12, 2014 (the “Record Date”) on or about December 15, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are responsible for the day-to-day portfolio management of the Fund’s assets allocated to each Subadviser, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser, potentially in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

212-INFO2-1214

Information about Absolute

Absolute is the Fund’s investment adviser. Absolute oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on September 30, 2008 and by the Fund’s initial shareholder(s) on October 8, 2008.  The Advisory Agreement was most recently renewed by the Board on March 21, 2014.

Effective October 1, 2014, the Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund pursuant to a reduction in the contractual advisory fee approved by the Board on September 12, 2014. Prior to October 1, 2014, the Fund paid Absolute an advisory fee of 2.75% of the Fund’s average daily net assets.  Absolute, however, had contractually agreed, and continues to contractually agree, to waive its fee and/or reimburse expenses of the Fund through August 1, 2017 to the extent that total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expense on short sales, acquired fund fees and expenses, proxy expenses and extraordinary expenses) exceed 1.95% of average daily net assets.  Absolute may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The appointment of Mohican will not result in a change to Absolute’s advisory fee rate or its waiver and reimbursement obligation.

For the fiscal year ended March 31, 2014, the advisory fee owing to the Adviser under the Advisory Agreement was $7,608,470. Of this amount, $686,328 was waived and/or reimbursed to the Fund and $4,443,433, or 1.61% of the Fund’s average daily net assets, was paid to the Fund’s Subadvisers (and 0.90% was retained by Absolute). The Adviser is responsible for payment of all sub-advisory fees and pays each Subadviser to the Fund directly out of the advisory fees it receives. It is not expected that the addition of Mohican will cause any material change to the aggregate percentage of the advisory fee retained by Absolute. The Fund did not pay any brokerage commissions to an affiliated broker-dealer during the fiscal year ended March 31, 2014.

Information about Mohican

Mohican Financial Management, LLC, 21 Railroad Ave., Suite 35, Cooperstown, NY 13326 is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Mohican commenced operations in 2003 and provides investment advisory services for other pooled investment vehicles. As of October 1, 2014, Mohican’s total assets under management were $318 million. Mohican is controlled by Messrs. Eric C. Hage and Daniel C. Hage. Mohican is not an affiliated person of the Adviser.

Mohican focuses on a convertible arbitrage strategy, where Mohican seeks to take advantage of the pricing inefficiencies of the embedded option in a convertible bond with flexibility on the short side to vary hedging amounts. Convertible arbitrage involves purchasing a portfolio of convertible securities, generally convertible bonds, and hedging a portion of the equity risk by selling short the underlying common stock. Eric Hage is responsible for the day-to-day management of Mohican’s Managed Portion.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of Mohican. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction, or material proposed transaction to which Mohican, any parent or subsidiary of Mohican, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Mohican. The address of each individual listed below is c/o Mohican Financial Management, LLC, 21 Railroad Ave., Suite 35, Cooperstown, NY 13326.

Name                                 Principal Occupation
Eric Hage                                CIO and Analyst
Dan Hage                               Trader and Analyst
Marc Abizaid                         Analyst

Mohican Subadvisory Agreement

The Subadvisory Agreement became effective October 1, 2014. The Subadvisory Agreement provides that Mohican is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreement provides that Mohican is not liable for any action taken or omitted, except for liability resulting from Mohican’s bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties. The Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreement may continue in effect for an initial term of two years.  Thereafter, the Subadvisory Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by Mohican or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's investment advisory agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the Subadvisory Agreement with respect to the Fund at an in-person meeting of the Board held on September 12, 2014. In preparation for its deliberations, the Board had requested and reviewed written responses from the Adviser and Mohican to due diligence questionnaires circulated on their behalf. They had also discussed the materials with Independent Trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser, and was assisted by the advice of Independent Trustee counsel.

In evaluating the Subadvisory Agreement, the Board reviewed written materials furnished by the Adviser, Mohican, and the administrator, including information regarding Mohican’s personnel, operations and financial condition. At the meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services to be provided to the Fund by Mohican, including information on the investment performance of similar accounts managed; (2) the costs of the services provided and profitability considerations; (3) the subadvisory fee, advisory fee and total expense ratio of the Fund; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund's investors to share in the benefits of economies of scale; and (5) other benefits received by Mohican from its relationship with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed Mohican’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Mohican’s resources and the quality of services to be provided by Mohican under the Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio manager and other personnel at Mohican who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of Mohican’s senior management and staff. The Board also evaluated the quality of Mohican’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In this regard, the Board considered the compliance program of Mohican as designed to ensure compliance with certain investment limitations imposed by the Investment Company Act of 1940. In addition, the Board took into consideration the Adviser’s recommendation with respect to Mohican and noted that, since 2007, Mohican had provided investment subadvisory services for a portion of the Absolute Strategies Fund, another series of the Trust that is also managed by the Adviser. The Board noted Mohican’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Mohican under the Subadvisory Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services provided, or profits realized by Mohican from its relationship with the Fund, noting instead the arms-length nature of the relationship between the Adviser and Mohican with respect to the negotiation of the subadvisory fee rate on behalf of the Fund. The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreement. The Board concluded that Mohican’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement.

Performance

The Board reviewed the historical performance of Mohican in managing accounts in a style substantially similar to that to be employed on behalf of the Fund, including Mohican’s performance with regard to the Absolute Strategies Fund. The Board, in particular, evaluated Mohican’s one-year, seven-year, and since-inception performance with respect to Mohican’s portion of the Absolute Strategies Fund managed pursuant to its small- and mid-capitalization convertible arbitrage strategy through July 31, 2014 (the “Comparable Fund”). The Board also reviewed the performance of the Comparable Fund as compared to the Dow Jones Credit Suisse Convertible Arbitrage Hedge Fund Index (the “Index”). The Board noted that the Comparable Fund had outperformed the Index for the seven-year and since-inception periods ended December 31, 2013. In addition, the Board considered the Adviser’s evaluation of the Comparable Fund’s performance and rationale for seeking to allocate a portion of the Fund’s assets to Mohican for management. The Board further considered Mohican’s performance against four peers with similar investment styles, noting that Mohican outperformed the median of the four peers for the period January 1, 2007 through July 31, 2014. Based on this review and all of the relevant facts and circumstances, the Board concluded that Mohican’s management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed Mohican’s proposed compensation for providing subadvisory services to the Fund. The Board noted that the total advisory fee paid by the Fund to the Adviser had recently been reduced and that, because the subadvisory fees are paid by the Adviser and not the Fund, the addition of Mohican would not change the total advisory fee paid by the Fund.

The Board considered that the total advisory fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between Absolute and the Fund on March 21, 2014. The Board specifically considered that the Adviser’s advisory fee rate and the total expense ratio of the Fund were each the highest for its Lipper peer group. The Board noted the Adviser’s representation that the Fund more closely relates to a hedge fund than the mutual funds in the peer group and that such hedge funds’ fees typically consist of a much higher base advisory fee and an additional performance fee.

The Board noted that it is difficult to make meaningful comparison of the Fund’s expense ratios to those of its peer group due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. The Board considered that the Adviser had recently agreed to a reduced fee schedule under the Advisory Agreement and had contractually agreed to waive its fee and/or reimburse certain Fund expenses so that the total annual net operating expenses do not exceed 1.95% through August 1, 2017. The Board further noted that the fees under the Subadvisory Agreement included breakpoints in the fee payable to Mohican by Absolute. The Board also noted Mohican’s representation that it does not manage any portfolio of assets using the same strategy to be employed for the Fund with a fee rate lower than the proposed subadvisory fee rate. After consideration of these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Mohican was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreement, noting the presence of breakpoints in the fee schedule under the Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted Mohican’s representation that soft dollar research, which was small by comparison with the subadvisory fee paid to Mohican, represented the only ancillary benefit received as a result of its relationship with the Fund. As a result, the Board concluded that other benefits accrued by Mohican were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Mohican be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of Mohican would positively contribute to the Adviser’s successful execution of the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the advisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 6,725,883 shares outstanding of the Fund. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services For the Exclusive Benefit of Our Customers	2,992,349.215	44.49%
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	1,973,207.669	29.33%
SEI Private Trust Company	388,967.572	5.78%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2014, and in the Fund’s semi-annual report dated as of September 30, 2014, which will be furnished to shareholders when available. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.